Exhibit 99.1

For further information:

FAO, Inc.

Integrated Corporate Relations, Inc.

2520 Renaissance Boulevard	24 Post Road East
King of Prussia, PA 19406	Westport, CT 06880
(610) 278-7800	(203) 222-9013
Contact: Renee Hollinger	Contact: Don Duffy

For Immediate Release:

FAO Files 8K

King of Prussia, PA, November 3, 2003 – FAO, Inc. (Nasdaq: FAOO), a leader in children’s specialty retailing, today stated that it had engaged an investment banker to assist it with plans to raise additional capital.  FAO stated that the capital would be used for general corporate purposes and to fund expenditures related to the installation of boutiques in Saks Incorporated and Borders Group, Inc. stores.  FAO stated that it had not settled on terms for the capital needed and cautioned that there could be no assurances the capital would be available on acceptable terms or at all.

FAO also stated, in connection with its Current Report on Form 8-K filed October 21, 2003 and the accompanying press release dated October 20, 2003, that it had amended Note 3 to the Consolidated Financial Statements and the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations, in its Quarterly Report on Form 10-Q for its second quarter ended August 2, 2003.  FAO explained that it made these amendments in order to make those sections consistent with the statement in its October 21, 2003 8K regarding its current expectation that it will generate sufficient operating income in its fourth quarter to offset most of the aggregate losses incurred during its first three quarters of this fiscal year (taking into account the gain arising in connection with its emergence from bankruptcy in the first quarter of fiscal 2003), without any assurances that it would achieve its expectation.  FAO stated that its October 21, 2003 8-K and the accompanying October 20, 2003 press release must be read in conjunction with such amendments to its 10-Q.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz®; The Right Start®, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy®, the leading retailer of developmental toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit online at http://www.irconnect.com/faoo/.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.  Actual results may be impacted by factors including, but not limited to: the potential inability to realize anticipated cost savings and operating efficiencies from FAO, Inc.’s bankruptcy reorganization; competition from other retailers; the potential inability to generate sales and improve comparative store sales; the dependence on holiday sales; potential product liability claims; potential operational challenges; potential changes in consumer spending; dependence on independent manufacturers and suppliers and their credit terms and other risks included in the risk factors set forth in its Annual Report on Form 10-K.  FAO, Inc. has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.